EXHIBIT 99.1

Sun American Bancorp Announces Extension of Tender Offers for Outstanding Warrants to November 5, 2007

BOCA RATON, Fla., Oct. 24, 2007 (PRIME NEWSWIRE) -- Sun American Bancorp ("Sun American") (Nasdaq:SAMB), the bank holding company for Sun American Bank, today announced that it has extended the expiration date for its tender offers to repurchase select outstanding warrants.

On September 25, 2007, Sun American commenced tender offers to purchase any and all of the following securities:

 * 4,822,100 Series D warrants (Nasdaq:SAMBW) at $0.25 per warrant
 * 196,808   Series D underwriter warrants at $0.11 per warrant
 * 1,323,500 Series E warrants at $0.35 per warrant
 * 187,086   Series E underwriter warrants at $0.35 per warrant
 * 8,168,714 Series F warrants at $0.32 per warrant
 * 740,587.5 Series F underwriter warrants at $0.55 per warrant

The tender offers were originally scheduled to expire at 5:00 p.m. Eastern Time on October 24, 2007. All the offers will now expire at 5:00 p.m. Eastern Time on November 5, 2007, unless extended. As of 5:00 p.m. on October 23, 2007 approximately the following amount of securities have been tendered:

 * 148,816 Series D warrants (3.1% of outstanding class of warrants)
 * 0       Series D underwriter warrants (0% of outstanding class of
   warrants)
 * 596,500 Series E warrants (45% of outstanding class of warrants)
 * 40,416  Series E underwriter warrants (21.6% of outstanding class of warrants)
 * 584,000 Series F warrants (7.1% of outstanding class of warrants)
 * 170,610 Series F underwriter warrants (23% of outstanding class of warrants)

As a result of the extension, Sun American will promptly file with the Securities and Exchange Commission amendments to its tender offer documents. The amendments may be obtained on the Securities and Exchange Commission's web site at www.sec.gov.

Keefe, Bruyette and Woods, Inc. has been engaged by Sun American to act as Dealer Manager. Olde Monmouth Stock Transfer Co. has been engaged as the Depositary for the tender offers.

For further assistance, warrant holders may contact their broker, dealer, commercial bank or trust company holding their warrants. In addition, the Dealer Manager, Keefe, Bruyette & Woods, Inc. can be reached at (877) 298-6520.

About Sun American Bancorp

Based in Boca Raton, Florida, Sun American Bancorp is the single-bank holding company of Sun American Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business. Sun American Bank operates 14 offices in Miami, Broward and Palm Beach Counties in Southeast Florida and has $595 million in total assets as of June 30, 2007. For additional information, please visit our website at www.sunamericanbank.com.

The Sun American Bancorp logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3685

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Warrants of Sun American Bancorp. The offers are being made solely by the Offering Memorandum and the related Letter of Transmittal. Investors are urged to read the Company's Tender Offer Statement on Schedule TO/Schedule 13E-3 filed with the SEC in connection with the tender offers, which includes as exhibits to the Offer to Purchase and related Letter of Transmittal, as well as any amendments or supplements to the statement when they become available because they contain important information.

CONTACT:  Sun American Bancorp
          Michael Golden, CEO
          Robert Nichols, CFO
          (561) 544-1908